SOMATOGEN, INC.
                      COMPUTATION OF NET INCOME (LOSS) PER SHARE
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    Three Months Ended          Nine Months Ended
                                         March 31,                  March 31,
                                    ------------------          -----------------
                                       1997      1996           1997         1996
                                       ----      ----           ----         ----
Weighted average common shares
      outstanding                      20,800    20,630         20,743       19,977
Dilution effect of outstanding options
      and warrants (as determined
      under the treasury stock method)    249        --             --           --
                                      -------   -------        -------     --------
Weighted average number of common
      shares and equivalents
      outstanding                      21,049    20,630         20,743       19,977
                                      =======   =======        =======     ========
Net income (loss)                     $ 1,567   $(5,384)       $(7,174)    $(13,143)
                                      =======   =======        =======     ========
Net income (loss) per common and
      common equivalent share         $  0.07   $ (0.26)       $ (0.35)    $  (0.66)
                                      =======   =======        =======     ========

(1) Fully diluted net income per share is the same as primary net income per share

(2) Common stock equivalents are only included when the effect of their inclusion would be dilutive.